Exhibit 10.1
Exhibit 10.1 Letter agreement regarding Terms of Employment dated January 26, 2010 by and between FreightCar America, Inc. and Edward J. Whalen
FreightCar America, Inc.
Two North Riverside Plaza
Suite 1250
Chicago, Illinois 60606
January 26, 2010
Edward J. Whalen
c/o FreightCar America, Inc.
Two North Riverside Plaza
Suite 1250
Chicago, Illinois 60606
          Re: Terms of Employment
Dear Ed:
     This letter agreement (“letter”) sets forth the terms of your employment with FreightCar America, Inc. (the “Company”). Commencing December 18, 2009, you will be employed as the Company’s President and Chief Executive Officer, based at the Company’s offices in Chicago, Illinois, and reporting to the Company’s Board of Directors (“Board”). You will have all of the duties and responsibilities commensurate with such position under the Company’s by-laws and consistent with the duties and responsibilities of chief executive officers of similar businesses as the Company. During your employment, you will devote your full-time business attention to the Company and will use your best efforts to discharge your responsibilities. You may, however, engage in civic and charitable activities and, with the prior consent of the Board, corporate boards, provided that these activities do not interfere with your duties to the Company. During your employment, you also will serve as a member of the Board for no additional compensation.
     This letter and your employment is for no specific term. Your employment may be terminated at any time for any reason (or no reason), subject to the terms of this letter below, by the Company or you upon notice to the other such party.
     1. Salary. Beginning January 1, 2010, you will receive an annual base salary in the amount of $340,000 (“Salary”), paid in accordance with payroll practices applicable to senior executives. Your Salary will be reviewed by the Company annually and may be increased (not decreased without your written consent) in the Company’s discretion.
     2. Bonus. Beginning January 1, 2010, you will be entitled to participate in the Company’s annual cash incentive plan applicable to senior executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during your employment. Your target Bonus is 100% of your Salary, upon achievement of a target level of performance set forth in the Bonus Plan, payable in cash or securities of the Company, as may be determined under the Bonus Plan, within two and one-half months after the end of the fiscal year to which it relates. Your maximum Bonus, to the extent earned under the Bonus Plan, may be as much as 200% of your Salary. In the event of a termination of your employment by the Company without Cause, by you for Good Reason, or due to your death or Disability (each such term as defined in the Company’s Executive Severance Plan as in effect on the date hereof) or due to your

Mr. Edward J. Whalen
January 26, 2010

Retirement (as defined under the corporate policy and/or relevant document of the Company (or applicable affiliate)), you will be entitled to a pro rata portion of your Bonus for the fiscal year of such termination, to the extent the applicable performance objectives for such year are attained, based on the ratio of the number of days employed during such fiscal year to 365, which will be payable when annual bonuses are paid to other senior executives for such year.
     3. Long-Term Incentive and Other Executive Compensation Plans. You will be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive and deferred compensation plans on a basis no less favorable than other similarly situated executives. Any awards under these plans may be made from time to time in the sole discretion of the Compensation Committee of the Board or the Board.
     4. Sign-On Award. On the date you execute this letter, you will be granted a stock option under the Company’s 2005 Long Term Incentive Plan exercisable for 200,000 shares of Company common stock, having such terms and conditions as are set forth in the stock option agreement attached to this letter as Exhibit A.
     5. Benefits; Business Expenses. During your employment, you will be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, and perquisites, offered to its senior executives, as in effect from time to time. You will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company, but not less than 5 weeks per year, earned in accordance with applicable Company policy. You will be reimbursed for all business, including entertainment, expenses incurred by you in connection with your duties, subject to the Company’s policy for substantiating such expenses. The Company will pay (on a non-taxable equivalent basis) your professional fees incurred to negotiate and prepare this letter and all related agreements.
     6. Termination. Upon a termination of your employment for any reason, you will be entitled to (i) your accrued Salary and accrued and unused vacation through the date of termination, (ii) your prior fiscal year bonus, to the extent earned and unpaid, (iii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination in accordance with Section 5 and (iv) any pro rata Bonus due you and payable as provided in Section 2. You will not participate in or be entitled to any benefits under the Company’s Executive Severance Plan or any other severance plan or policy applicable to Company employees.
     7. Section 409A. Anything in this Agreement to the contrary notwithstanding, if any payment(s) or benefit(s) under this Agreement would be subject to the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) at the time they become payable or benefits due you, to the extent required to comply with Section 409A of the Code any such payments or benefits will be delayed for six (6) months or such other earliest day on which such payments could be made or benefits provided in compliance with Section 409A of the Code and the regulations thereunder (at which point all payments so delayed will be provided or

Mr. Edward J. Whalen
January 26, 2010

reimbursed to you in one lump sum, without interest, within two and one-half months after the date they then become so payable or due to you).
     8. Indemnification. The Company will enter into a separate written agreement with you, which is substantially similar to the indemnification agreements entered into with the other members of the Board.
     9. Miscellaneous.
          (a) Entire Agreement. Except as otherwise contemplated herein, this letter (including Exhibit A) contains the entire agreement between you and the Company with respect to the subject matter hereof. No amendment, modification or termination of this letter may be made orally, but must be made in writing and signed by you and the Company. In the event of any inconsistency between this letter (including Exhibit A) and any plan, program, practice or agreement of or with the Company and you, this letter (including Exhibit A) shall control.
          (b) Survival. The provisions of Section 6 shall survive any termination of your employment.
          (c) Successors; Assignment. Neither party hereto may assign any rights or delegate any duties under this letter without the prior written consent of the other party; provided, however, that (a) this letter will inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s stock and/or assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (b) this letter will inure to the benefit of and be binding upon your heirs, assigns or designees to the extent of any payments due to them hereunder.
          (d) Governing Law. This letter will be governed by and construed in accordance with the law of the State of Illinois, and not its choice of law rules, applicable to contracts made and to be performed entirely within that State.
          (e) No Set-off or Mitigation. Your rights to payments under this letter will not be affected by any set-off, counterclaim, recoupment or other right the Company may have against you or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this letter, and those amounts will not be reduced if you do obtain other employment.
          (f) Notices. All notices, requests, demands and other communications under this letter must be in writing and will be deemed given (i) when hand-delivered, (ii) on the first business day after the business day sent from within the United States, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the

Mr. Edward J. Whalen
January 26, 2010

following address (or to such other address as may be specified by notice that conforms to this Section 10(i)):
If to the Company, to:
FreightCar America, Inc.
Two North Riverside Plaza
Suite 1250
Chicago, Illinois 60606
Attention: Secretary
If to you, to your last address shown on the payroll records of the Company.
          (g) Counterparts. This letter may be executed in counterparts, each of which will constitute an original and all of which, taken together, will constitute one and the same instrument.
Very truly yours,
FreightCar America, Inc.

By:	Chairman of the Board of Directors

Accepted and agreed:

Edward J. Whalen

EXHIBIT A
STOCK OPTION AWARD AGREEMENT
     THIS STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made and entered into this January ___, 2010 by between FreightCar America, Inc., a Delaware corporation (the “Company”), and Edward J. Whalen (the “Option Holder”).
     WHEREAS, the Option Holder has been designated by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to participate in the 2005 Long Term Incentive Plan (the “Plan”) (capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan);
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Option Holder agree as follows:
     1. Grant. Pursuant to the provisions of the Plan, all of the terms of which are incorporated herein by reference unless otherwise provided herein, the Company hereby grants to the Option Holder an option (the “Option”) to purchase 200,000 shares of the Company’s common stock (the “Common Stock”). The Option is granted this January ___, 2010 (the “Date of Grant”), and such grant is subject to all of the terms and conditions herein and to all of the terms and the conditions of the Plan, except as provided herein. In the event of a conflict between the Plan and this Agreement, the terms of this Agreement shall govern. The Option is intended to be non-qualified, and is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.
     2. Exercise Price. The exercise price of the shares subject to the Option shall be Fair Market Value on the Date of Grant, subject to adjustment as provided in the Plan.
     3. Term of Option. The Option may, subject to the vesting and termination of employment provisions of Sections 4 and 6 below, be exercised only during the period commencing on the Date of Grant and continuing until the close of business on tenth anniversary of the Date of Grant (the “Option Period”). At the end of the Option Period, the Option shall terminate, unless sooner terminated pursuant to Section 6 below.
     4. Vesting. The Option Holder’s right to purchase shares of Common Stock under the Option shall be exercisable only to the extent that the Option has vested. Subject to Section 6 and Section 9 below, the Option shall vest and become exercisable upon the following schedule (provided the Option Holder remains continuously employed by the Company until the applicable vesting date, except as provided below):
          (a) one-half ( 1/2) of the shares subject to the Option vest on December 18, 2010; and
          (b) the other one-half ( 1/2) of the shares subject to the Option vest on the December 18, 2011.

     5. Restrictive Covenants. The Option Holder acknowledges that, as a key management employee, the Option Holder will be involved, on a high level, in the development, implementation and management of the Company’s strategies and plans, including those which involve the Company’s finances, research, marketing, planning, operations, industrial relations and acquisitions, and that he or she will have access to Confidential Information, as defined in Section 5(b) below. By virtue of the Option Holder’s unique and sensitive position and special background, employment of the Option Holder by a competitor of the Company represents a serious competitive danger to the Company, and the use of the Option Holder’s talent and knowledge and information about the Company’s business, strategies and plans can and would constitute a valuable competitive advantage over the Company.
          (a) Covenant Not to Solicit Employees. The Option Holder agrees that, during employment with the Company and for a period of one (1) year after termination of employment with the Company, he or she shall not, without the prior written consent of the Company, solicit any current employee of the Company or any of its subsidiaries, or any individual who becomes an employee on or before the date of the Option Holder’s termination of employment from the Company, to leave such employment and join or become affiliated with any business entity anywhere in North America that is engaged in direct competition with any business of the Company on the date of the Option Holder’s employment termination which had revenues of ten percent (10%) or more of the Company’s consolidated revenues for the four (4) most completed fiscal quarters.
          (b) Covenant Not to Disclose or Use of Confidential Information. The Option Holder recognizes that he or she will have access to confidential information, trade secrets, proprietary methods and other data which are the property of and integral to the operations and success of the Company (“Confidential Information”) and therefore agrees to be bound by the provisions of this Section 5(b), which both the Company and the Option Holder agree and acknowledge to be reasonable and to be necessary to the Company. In recognition of this fact, the Option Holder agrees that the Option Holder will not disclose any Confidential Information (except (i) information which becomes publicly available without violation of this Agreement, (ii) information which the Option Holder did not know and should not have known was disclosed to the Option Holder in violation of any other person’s confidentiality obligation and (iii) disclosure required in connection with any legal process (after giving the Company the opportunity to dispute such requirement)) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Option Holder make use of any such information for the benefit of any person, firm, corporation or other entity except the Company. The Option Holder’s obligation to keep all such information confidential shall be in effect during and for a period of two (2) years after the termination of the Option Holder’s employment with the Company; provided, however, that the Option Holder will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.
          (c) Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.
          (d) Remedy for Breach. The Option Holder agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 5, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Option Holder shall forfeit the Option granted under this Agreement and, the Company shall also have the right to recover from the Option Holder the excess of the fair market value of a Share on date of each exercise of this Option over the exercise price, as stated in Section 2 above, multiplied by number of Shares subject to each such exercise of the Option.
          (e) Survival. The forfeiture provisions of this Section 5 shall continue to apply, in accordance with their terms, after the non-solicit and/or non-disclosure provisions of any employment or other agreement between the Company and the Option Holder have lapsed.
     6. Termination of Employment. If the employment of the Option Holder terminates for any reason other than a Qualifying Termination (as defined below) during the Option Period, the Option, to the extent vested, shall remain exercisable for ninety (90) days thereafter (but not later than the date of expiration of the Option Period). If the employment of the Option Holder terminates by reason of a Qualifying Termination during the Option Period, the Option shall become immediately fully vested in the Option and the Option shall remain exercisable until the earlier of (i) the third anniversary of the date of the Option Holder’s termination of employment or (ii) the end of the Option Period. For purposes of this Agreement, the term “Qualifying Termination” shall mean a termination of the Option Holder’s employment (x) by the Company without Cause, (y) by the Option Holder for Good Reason, or (z) by reason of the Option Holder’s death, Disability or Retirement. “Cause” and “Good Reason” shall each have the meaning set forth in the Company’s Executive Severance Plan as in effect on the Date of Grant (except that references to such Plan therein shall refer to this Agreement and to the letter agreement between the Option Holder and the Company of even date herewith). “Disability” shall mean, in the written opinion of a qualified physician selected by the Company, that the Option Holder is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either unable to engage in any substantial gainful activity or receiving income replacement benefits for a period of not less than 3 months under the Company’s disability plan. “Retirement” shall have the same meaning ascribed to such term in the corporate policy and/or relevant document of the Company or Affiliate that employs the Option Holder. The provisions of this Section 6 shall survive the Option Holder’s termination of employment.
     7. Exercise of Option. In order to exercise the Option, the Option Holder shall submit to the Secretary of the Company an instrument in writing specifying the number of shares of Common Stock in respect of which the Option is being exercised, accompanied by payment, in a manner acceptable to the Committee, of the exercise price of the shares in respect of which the Option is being exercised. Shares shall then be issued by the Company and a share certificate delivered to the Option Holder; provided, however, that the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provisions of any applicable law.

     8. Conditions. The Option Holder will not have any of the rights of a shareholder with respect to Shares until the Company has issued or transferred such Shares to the Option Holder after the exercise of the Option. As a condition to the Company’s obligation to issue or transfer Shares to the Option Holder after the exercise of the Option, the Option Holder shall have paid in full for the Shares as to which he or she exercised the Option; provided, the Option Holder shall have the option to exercise the Option via a broker-assisted cashless exercise program (that satisfies applicable law, and rules and regulations thereunder, governing the Securities and Exchange Commission and the U.S. Federal Reserve Bank), and the Company shall assure that such a program, if not then existing, is established to permit such exercise by the Option Holder.
     9. Change of Control. In the event of a Change of Control (as defined in the Plan), the Option shall become fully vested and exercisable.
     10. Non-Transferable. The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.
     11. No Obligation to Exercise. Neither the Option Holder nor any permissible transferee is or will be obligated by the grant of the Option to exercise it.
     12. References. References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder’s legal representative or guardian without regard to whether specific reference to such legal representative or guardian is contained in a particular provision of this Agreement or the Plan.
     13. Taxes. The Option Holder shall be responsible for all taxes required to be paid under applicable tax laws with respect to the Option. The Company or any Affiliate, at the Option Holder’s election, is authorized to withhold from any distribution of Shares, or any payroll or other payment, to the Option Holder, amounts of withholding and other taxes due in connection with the Option. The amount of the withholding shall not exceed the employer’s minimum statutory withholding requirement.
     14. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Option Holder represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.
     15. Amendment or Modification, Waiver. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, the Option, prospectively or retrospectively; provided, however, that, without the consent of the Option Holder, no amendment, alteration, suspension, discontinuation or termination of the Option may materially and adversely affect the rights of the Option Holder under the Option. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     16. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given hereunder when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:
To Option Holder at his last address shown on the payroll records of the Company
To the Company at:
FreightCar America, Inc.
Two North Riverside Plaza
Suite 1250
Chicago, IL 60606
Attention: Secretary
Any notice delivered personally or by courier under this Section 16 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.
     17. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.
     18. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.
     19. Jurisdiction and Venue. The Company and the Option Holder agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively in the courts in the State of Illinois, Cook County, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Option Holder hereby submit and consent to said jurisdiction and venue.
     20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year set forth above.
FreightCar America, Inc.

By:
Title:
Name:
Option Holder

Edward J. Whalen

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